EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CARIBINER INTERNATIONAL, INC.


               Caribiner International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is CARIBINER INTERNATIONAL, INC. The Corporation's original Certificate of Incorporation was filed with the Secretary of State on December 1, 1989 under the name Ingleby Enterprises Inc. An amendment to the original Certificate of Incorporation was filed with the Secretary of State on December 29, 1992, to change the Corporation's name to Business Communications Group, Inc. A Restated Certificate of Incorporation was filed with the Secretary of State on July 2, 1993, under the name Business Communications Group, Inc. An amendment to the Restated Certificate of Incorporation was filed with the Secretary of State on December 12, 1995 to change the Corporation's name to its present name.

2. This Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation, as amended, of the Corporation by amending and restating in its entirety such Restated Certificate of Incorporation, as amended.

3. The text of the Restated Certificate of Incorporation, as amended or supplemented heretofore, is further amended and restated hereby to read as herein set forth in full as:

                      FIRST:  The name of the Corporation is:

                                    CARIBINER INTERNATIONAL, INC.

                      SECOND: The address of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805, New Castle County.

                      THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

                      FOURTH: 4.1 Capitalization. (1) The aggregate number of shares that the Corporation shall have authority to issue is 42,000,000 shares of capital stock of which: (a) 40,000,000 shares shall be of a class of voting common stock, par value $.01 per share (the "Common Stock"); and

                      (b) 2,000,000 shares shall be
                      of a class of Preferred Stock, par value $.01 per share (the "Preferred Stock"), for which the Board of Directors (the "Board") is authorized hereby, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series of Preferred Stock and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series of Preferred Stock, not heretofore designated, shall include, but not be limited to, determination of the following:

                             (a) the number of shares constituting that series
                      (which may be increased or decreased by the Board) and the distinctive designation of that series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 2,000,000);

                             (b) the dividend rate on the shares of that series,
                      whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                             (c) whether that series shall have voting rights,
                      in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                             (d) whether that series shall have conversion
                      privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

                             (e) whether or not the shares of that series shall
                      be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                             (f) whether that series shall have a sinking fund
                      for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                             (g) the rights of the shares of that series in the

                      event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                             (h) any other relative rights, powers, preferences,
                      qualifications, limitations or restrictions relating to such series which may be authorized under the DGCL.

                             A merger or consolidation of the Corporation with
                      or into any other corporation, a share exchange involving the Corporation, or a sale, lease, exchange or transfer of all or any part of the assets of the Corporation shall not result in the liquidation of the Corporation, and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation for purposes of this Section.

                             (2) Each share of Series A Non-Voting Common Stock,
                      par value $0.01 per share, of the Corporation issued and outstanding as of the filing of this Restated Certificate of Incorporation shall, without any further action on the part of the Corporation or the holders thereof, be reclassified as and converted into one share of legally and validly issued, fully paid and nonassessable Common Stock.

                             4.2 Right to Vote. (1) Each holder of record of
                      shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in the holder's name on the stock register of the Corporation.

                             (2) Cumulative voting shall not be allowed in the
                      election of directors or for any other purpose.

                      FIFTH: Election of Directors need not be by written ballot.

                      SIXTH: Any action to be taken at any annual or special meeting of stockholders must be taken at a meeting. No action by written consent of stockholders is permitted to be taken.

                      SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.


                      EIGHTH: The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

                      NINTH: The Board of the Corporation is authorized to adopt, amend, or repeal By-Laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-Law.

4. This third Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with Sections 141(f), 228 and 245 of the DGCL.


                                      -21-


IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Raymond S. Ingleby, its Chairman and Chief Executive Officer, and attested by Arthur F. Dignam, its Secretary, as of this _____ day of March, 1996.

                            CARIBINER INTERNATIONAL, INC.


                            By:_________________________________________
                               Raymond S. Ingleby
                               Chairman of the Board and Chief Executive Officer

ATTEST:

By:_________________________________________
        Arthur F. Dignam
        Secretary


                                      -22-